Issuer Free Writing Prospectus

Filed Pursuant To Rule 433

Registration File No. 333-283024

Registration File No. 333-283023

Registration File No. 333-282871

Registration File No. 333-282752

 help

Help clients have a sweet retirement
by adding a Shield® Level Suite Annuity to their portfolio

No one can predict the market. That's why we offer a level of protection with our Shield® Level Suite Annuities, which are designed to use a portion of retirement assets to participate in market growth opportunities with a level of downside protection. For prospectuses and important information, visit **brighthousefinancialpro.com.**

Brighthouse FINANCIAL®

Build for what's ahead®

FPO

Scan the QR code to learn more

This is not an offering of any securities for sale in New York. This communication refers to Brighthouse Shield® Level II 6-Year Annuity, Brighthouse Shield® Level II 3-Year Annuity, Brighthouse Shield® Level II Advisory Annuity, Brighthouse Shield Level Pay Plus® II Annuity, and Brighthouse Shield Level Pay Plus® II Advisory Annuity, collectively referred to as "Shield® Level Annuities Product Suite" or "Shield® Level Suite Annuities." These products are index-linked annuities issued by, with product guarantees solely the responsibility of, Brighthouse Life Insurance Company, Charlotte, NC 28277, on Policy Form 5-213-1 (07/24) ("Brighthouse Financial"). The Shield Level Annuities Product Suite is distributed by Brighthouse Securities, LLC (member FINRA). All are Brighthouse Financial affiliated companies. The Shield Level Annuities Product Suite has charges, termination provisions, and terms for keeping it in force. Please contact a financial professional for complete details. Product availability and features may vary by state or firm. Brighthouse Financial® and its design are registered trademarks of Brighthouse Financial, Inc. and/or its affiliates.

The Shield Level Annuities Product Suite is registered with the SEC. Before you invest, you should read the prospectus in the registration statement and other documents Brighthouse Life Insurance Company has filed for more complete information about the company and the product. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. You may also request a prospectus from your financial professional or directly from Brighthouse Financial at (888) 243-1932 or brighthousefinancial.com. XXXXXXX.X[XX/XX/XXXX]

• NOT A DEPOSIT • NOT FDIC INSURED • NOT INSURED BY ANY FEDERAL GOVERNMENT AGENCY
• NOT GUARANTEED BY ANY BANK OR CREDIT UNION • MAY LOSE VALUE